Trust Agreement
(Translation)

In order to secure performance of its obligations under certain Letter of Commitment dated September 9, 2005 by the parent company of Moon View Ventures Limited, B.V.I. ("Party A"), Pacific Electric Wire & Cable Corporation Limited ("PEWC"), Party A hereby grants in trust certain of its assets to Chiao Trust Bank ("Party B").

Article 1 Purpose of trust

1.	Party B shall manage and use the Asset in trust pursuant to terms of this Agreement; provided, however, in the event of default by PEWC under the Letter of Commitment, upon notice by the Banking Group, Party B shall dispose of such assets and deposit the proceeds into to the trust account, and after deducting the relevant expenses and fees, remit the balance of such proceeds into bank account designated by the Banking Group.

2.	<Omitted>

3.	<Omitted>

Article 2 Parties

1.	Party A is the Grantor and beneficiary of this Trust.

2.	Party B is the Trustee.

3.	PEWC, the parent company which bolds 100% of the issued and outstanding shares of Party A, is the debtor whose performance is secured by the asset in trust.

4.	Banking Group refers to some 32 banking institutions, which are the lenders of PEWC.

Article 3 Definitions

1.	Asset in trust:

(1)	7,304,948 shares of common stocks of Asia Pacific Wire & Cable Corporation Limited, at par value of US $ 0.10.

(2)	any dividend, income and any other property right in associated with such stocks.

2.	<Omitted>

3.	<Omitted>

Article 4 Duration

1.	This Trust shall commence on the date of hand over of the Assets in trust to Party B and expire at the third anniversary from such date.

2.	Unless otherwise agreed by the Banking Group, this Trust shall be automatically extended into another three years upon expiry of its initial term.

3.	<Omitted>

4.	<Omitted>

Article 5 Management and Use of Assets in Trust

1.	Party A shall have the discretion to determine the management and use of Assets in trust, and Party B shall manage and use the Assets in Trust pursuant to the instruction given by Party A within the scope of purpose of this Trust, provided, however, no such instruction is necessary in the event of default on the part of PEWC under the Letter of Commitment.

2.	<Omitted>

3.	Shareholders' rights including voting right shall be exercised by Party B pursuant to the instruction given by Party A.

4.	- 10 <Omitted>

Article 6 Expenses & Payments

<Omitted>

Article 7 Accounting of Income and Distribution

1.	All income and dividend shall be the properties of Party A.

2.	<Omitted>

3.	<Omitted>

Article 8 Return and Delivery of Assets in Trust upon Expiration

<Omitted>

Article 9 Amendment, Cancellation and Termination of Trust

<Omitted>

Article 10 Fees

1.	Party B shall be entitled to charge a annual trust fee equivalent to 0.3% of the value of the Assets in trust for the 1st year and 0.15% for any of the subsequent years.

2.	<Omitted>

3.	<Omitted>

Article 11 Responsibility of Party B

<Omitted>

Article 12 Other Terms

1.	– 11. <Omitted>

Article 13 Notices and Delivery of Notices

<Omitted>

Article 14 Venue and Governing Law

1.	The Taipei District Court shall be venue for any dispute resulting from the Trust or this Agreement

2.	The governing law shall be the laws of Taiwan.

Article 15 Validity and Retention

1.	This Agreement shall become legally valid upon execution of the Agreement and hand over of the Assets in trust.

2.	<Omitted>

3.	<Omitted>

Article 16 Consent to Release of Credit Information

<Omitted>

Signed

Party A (Andy Cheng Chow-Chun) Director
Party B (Chiao Tung Bank) (Manager of Trust Dept.)

Date: September 12, 2005